AURAMET INTERNATIONAL LLC
259 Calle del Recinto Sur, Suite 2A San Juan, Puerto Rico 00901 Phone:    787-330-0085
Fax:    787-705-9909

AMENDED AND RESTATED MASTER PURCHASE CONTRACT
&
BILL OF SALE

March 11, 2015

Comstock Mining Inc. Mr. Corrado De Gasperis President and CEO
1200 American Flat Road PO Box 1118
Virginia City, NV 89440

RE:	PRECIOUS METALS (“PM”) PURCHASE CONTRACT AND BILL OF SALE (THE “AGREEMENT”) BETWEEN AURAMET INTERNATIONAL LLC AND COMSTOCK MINING INC. AND ITS OPERATING SUBSIDIARY COMSTOCK MINING LLC

Dear Mr. De Gasperis:

This Amended and Restated Master Purchase Contract & Bill of Sale amends and restates that certain Master Purchase Contract and Bill of Sale dated July 24, 2012 wherein AURAMET INTERNATIONAL LLC (“Buyer”) hereby agrees to purchase and COMSTOCK MINING INC. (“Comstock Mining”) together with its operating subsidiary COMSTOCK MINING LLC (“Subsidiary”, jointly and severally, “Seller”) hereby agrees to sell, transfer, assign, set over and convey to Buyer the PM described below on the following terms and conditions.

1.0 Material

Seller may, in its sole discretion, sell, transfer, assign, set over and convey to Buyer up to a maximum of 100% of the gold and silver production (the “Material”) for a period of one year from the date hereof, however, as long as there are any outstanding obligations of the Seller under the Secured Promissory Note and Guaranty dated March 6, 2015 (the “Note”) (the “Obligations”), Seller will sell, transfer, assign, set over and convey to

Buyer 100% of the gold and silver production. This Agreement may not be terminated while the Obligations are outstanding. Upon full satisfaction of the Obligations, this Agreement may be terminated by either party upon 30 days prior written notice to the other party hereto. No termination of this Agreement shall relieve either party of any accrued and unpaid obligations due hereunder on date of such termination.

2.1	Pricing Mechanisms

Buyer will provide the Seller with a flexible and comprehensive pricing and payment facility pursuant to the following terms and conditions:

2.2	Spot Pricing

Buyer will price the Material based upon the estimated gold and silver content contained in dore or concentrate, as per Seller’s assays, on Buyer’s current spot market bid price during New York trading hours (8:30 a.m. to 4:30 p.m. Eastern Time) on any business day (defined as “any business day that the COMEX division of the New York Mercantile Exchange (“COMEX”) is open for business”). The spot value date is generally 2 business days from the date of such pricing.

Unless priced on a spot or other basis as outlined herein, Buyer will work Seller’s firm orders 24 hours a day on a good until cancelled basis.

2.3	Forward Pricing

Buyer will price the Material for periods up 15 months (or such longer periods as the parties may agree) forward based on the spot price as outlined above and adjusted to reflect the then current forward rates in effect at the time of pricing. The forward contract value date is the date (within the maximum tenor of 15 months) of the forward contract maturity.

2.4	Option Pricing

The Seller may, at its discretion, be either the seller or the buyer of European Style Gold or Silver Options (for Loco London delivery). Any option premium due will be payable on the premium value date (the option premium value date is generally two business days after the date of buying or selling the option).

In the event that an option is exercised, the delivery and value date shall be two business days after the exercise date (unless otherwise agreed by Buyer and Seller).

The terms and conditions set forth in that certain Master Trading Agreement dated as of March 6, 2015, between Buyer and Seller shall apply to any transaction outlined above.

2.5	Payment

In all cases outlined above, the payment shall be payable by wire transfer:

2.5.1	If to Seller

Seller’s designated account shall be provided in writing prior to the first payment date herein.

2.5.2	If to Buyer:

Buyer’s designated account shall be provided in writing prior to the first payment date herein.

3.1	Purchase and Settlement Mechanisms – Spot; Forward; and In-Process Facility

Seller may sell the Material on the basis of any of the following three methods:

(a)    on a Spot Basis, i.e. payment for and delivery of the Material generally made contemporaneously two (2) business days after pricing as set forth in Section 2.1.

(b)    on a Forward Basis, i.e. payment for and delivery of the Material generally made contemporaneously on a date set up to 15 months following pricing in accordance with Section 2.2 above; or

(c)    on a In Process Basis, i.e. the Material is priced and paid for while the Material is in process or in transit to or at Metalor, Attleboro, Massachusetts (“Refinery”) or any other refinery acceptable to the Buyer or while pending refining and located at warehouse acceptable to the Buyer (“Warehouse”) pursuant to the following terms and conditions:

3.C.1	Form

Dore or concentrate containing unrefined PM (the “Unrefined PM”). The Buyer shall be satisfied through final delivery at the Refinery of refined PM (“Refined PM”) in gold ingot or other form having a minimum purity of .9999 or silver ingot or other form having a minimum purity of .999+.

3.C.2	Delivery Schedule

Seller may make shipments on a weekly basis from the mine sites to the Refinery. Seller shall notify Buyer telephonically or by telecopy of all PM shipped pursuant to this Agreement. Outturn shall be to Buyer’s London pool account with JP Morgan Chase unless otherwise agreed by the parties on the agreed upon outturn date (the “Outturn Date”).

3.C.3	Purchase Price

The purchase price for Material sold on an In-Process Basis shall equal the agreed upon amount per troy ounce of Refined PM as set forth in the applicable trade confirmation sent by Buyer to Seller (the “Purchase Price”), multiplied by the agreed upon estimated quantity of PM as set forth in the applicable trade confirmation sent by Buyer to Seller (the “Estimated Quantity”). The Purchase Price shall be based on the pricing established pursuant to Section 2.1 above and adjusted to reflect the agreed upon cost of financing and any market contango or backwardation for the period from the date of payment to the Outturn Date.

3.C.4	Late Delivery

Subject to Buyer’s other rights hereunder, including the right of termination, if the Estimated Quantity is not credited to the account designated by Buyer in writing to Seller (“Buyer’s Metal Account”) on the Outturn Date, the Purchase Price shall be adjusted to reflect the additional financing cost of such delay. Such adjustment shall be calculated using an amount equal to the then applicable PM lending rates (as reasonably determined in good faith by Buyer) for the period of time from the original Outturn Date to the date the Estimated Quantity is finally credited to Buyer’s Metal Account released to Buyer.

3.C.5	Shortfall/Surplus

Notwithstanding any of the foregoing, in the event, for any reason, that there is a shortfall at Outturn, Seller shall immediately, through pool transfer, market transaction, or other manner acceptable to Buyer, transfer to Buyer the subject PM shortfall.

In the event that there is a surplus at Outturn, then Seller may elect to immediately sell the surplus amount to Buyer at Buyer’s then current spot market price, sell such surplus to any other party at Seller’s sole and absolute discretion, or maintain the surplus balance of ounces in its account with Buyer until sold on a date specified by Seller in the future.

3.C.6	Shortfall/Surplus Account

For practical purposes, Seller and Buyer may mutually agree to keep an ongoing over/under account which is to be settled whenever the over/under quantity exceeds 100 ounces of refined gold and silver.

Buyer will provide Seller with a shipment by shipment settlement report which shall include the details of all pricings, outturns, payments, and adjustments. This shall be a perpetual electronic file which will be used by Seller and Buyer to monitor movements in the over/under account.

3.C.7	Payment

The Purchase Price shall be paid by wire transfer to Seller’s designated account in US Dollars against Buyer’s receipt of the following documents:

A.	If Payment is to be made while the Material is at the Refinery:

(a)Seller’s letter of instruction to the Refinery in substantially the form attached hereto as Exhibit A; and

(b)An executed Refiner’s Holding Certificate in substantially the form attached hereto as Exhibit B.

B.	If Payment is to be made while the Material is at the Warehouse:

(a)An independent, third party’s report on sampling and assaying of the Material, from Inspectorate or other assay firm reasonably acceptable to Buyer;

(b)A warehouse receipt from the Warehouse, satisfactory to Buyer in all material respects; and

(c)A certificate of insurance naming Buyer as an additional loss payee as its interests may appear, satisfactory to Buyer in all material respects.

3.C.8	Title/Ownership of PM Shipment

Ownership of the PM shall become vested in Buyer upon pick-up of the PM by Brinks Armored Security Service or such other mutually agreeable armored carrier. All shipping and other records and documents prepared by or which come into the possession of Seller with respect thereto shall be retained and maintained, in trust, for Buyer by Seller in a custodial capacity and delivered to Buyer upon request.

3.C.9	Inspection

Buyer shall have the right to have an agent or representative inspect and/or take samples of the Unrefined PM during business hours upon reasonable notice and to witness the loading/sealing of the containers in which the Refined PM is to be shipped from the Refinery.

4.1	Representations and Warranties, Covenants

Seller represents and warrants to Buyer that:

(a)    the PM conforms to or will conform to the description of such goods contained in this Agreement; the material containing the PM contains no hazardous materials.

(b)    Seller has conveyed or will convey good title to such PM free from any security interest, lien or encumbrance;

(c)    Seller has all requisite power, authority, licenses and approvals necessary to enter into and perform its obligations under this Agreement;

(d)    Seller or any person designated by Seller (including any signatory hereto) has due authorization to act in all respects relating to this Agreement;

(e)    this Agreement and the transaction relating thereto are valid and legally binding obligations of the Seller enforceable against it in accordance with their terms;

(f)    Seller is not insolvent, has not declared bankruptcy and has no intention or plans for doing so;

(g)    Seller covenants and agrees to provide Buyer with prompt telephonic notice, promptly followed by electronic mail and telecopy, of the occurrence of any of the following events:

(1)	any material discrepancy in the assays of Seller and Refiner;

(2)	any loss or delay or other material event with respect to any PM purchased hereunder; and

(3)	any material adverse change in the affairs or prospects of Seller.

5.0 Authorized Officers

The individuals identified herein shall be authorized to enter the transactions contemplated herein on behalf of Seller; provided that Seller may add or remove individuals from this Section
5.0 from time to time in a written notice to Buyer.

Name	Title
Corrado De Gasperis	President and CEO
Scott H. Jolcover	Director of Business Development
Judd Merrill	CFO

6.0 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

This Agreement shall be governed by and interpreted under the laws of the State of New York.

Each party waives the posting of any bond otherwise required in connection with any judicial process or proceeding to enforce any judgment or other court order entered in favor of such party, or to enforce this Agreement or any other agreement or document between Seller and Buyer. In addition, each party waives any right that they may have to a jury trial.

7.1	Notices

7.2	If to Buyer:

Auramet International LLC 259 Calle Recinto Sur
San Juan, Puerto Rico 00901 Tel: 787-330-0086
Fax: 787-330-0085

7.3	If to Seller, as appropriate:

Comstock Mining Inc.
Mr. Corrado de Gasperis, President and CEO 1200 American Flat Road
PO Box 1118
Virginia City, NV 89440 Tel: 775-847-4755
Fax: 800-750-5740

To signify your acceptance of these terms, please sign this Agreement in the space provided below and return it by fax to 201-905-5001.

Yours truly,

Auramet International LLC

Signed:      By:

Accepted and Agreed: Comstock Mining Inc.
Signed: /s/ Corrado De Gasperis
By: Corrado De Gasperis
President & CEO Comstock Mining Inc.

Exhibit A

[Letterhead] [INSTRUCTIONS TO THE REFINER]

[ ] [ ], 2015

Customer Service Manager

VIA FAX:

Dear Sirs:

RE:

Number [    ].

(“Seller”) Sale to Auramet International LLC(“Buyer”), Shipment

This letter is to confirm that Seller has sold [dore, concentrate, carbon material] containing [ ] troy ounces of gold or silver (the “PM”) to Buyer pursuant to a Purchase Contract and Bill of Sale dated [] [], 2014. The PM is currently in transit in unrefined form to [ ] (the “Refinery”) pursuant to bill of lading number [ ]. Seller agrees to be responsible for and pay all refining costs.

This transfer and conveyance cannot be withdrawn or amended without the prior written consent and explicit agreement of Buyer. All further instructions concerning this PM shall come exclusively from Buyer.

Upon the receipt of this fax, please complete the following form indicating your understanding and acceptance of these instructions and fax the completed form separately to Auramet, Precious Metals Operations, 201-905-5001.

Thank you in advance for your assistance. Regards,
[    ]

[ Title ]

Exhibit B [Refiner/Processor’s Holding Certificate]

From:

To:
Auramet International LLC 259 Calle Recinto Sur
San Juan, Puerto Rico 00901 Tel: 787-330-0086
Fax: 787-330-0085

Re: PM Shipment, Bill of Lading #[ ] from [ ] (“Seller”).

We hereby confirm receipt of Seller’s notice dated [ ] [ ], 2014 and acknowledge that the above- captioned PM shipment has been sold to Auramet International LLC (“Buyer”) and that title to such goods has been transferred to Buyer.

We hereby irrevocably undertake that upon receipt of such goods we shall hold them to the order of Buyer without set-off, deduction or counterclaim. We agree that Seller shall be the sole party responsible for the payment of any and all refining costs associated with this PM shipment. Such goods and any documents relating thereto shall not be released to anyone other than Buyer without the prior written agreement of Buyer.

We undertake to keep the same free from any mortgage, charge, pledge, lien or other encumbrance and all other third party rights.

We undertake to promptly inform you in the event and to the extent that the weights or assays produced by us materially differ from those received from your Seller with respect to the captioned Shipment.

Such goods are insured under our existing all risk (including casualty and theft) policy. We hereby undertake to keep the goods insured while they are in our possession.

Sincerely,

By: